Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-116692


PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED OCTOBER 12, 2004)

                              COMMSCOPE, INC.

         $250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024 and 11,494,250 Shares of
          Common Stock Issuable upon Conversion of the Debentures

                             -----------------


     This prospectus supplement no. 3 supplements and amends the prospectus dated October 12, 2004, as amended by prospectus supplement no. 1 dated November 5, 2004 and prospectus supplement no. 2 dated December 16, 2004, relating to the 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.

                                                        PRINCIPAL AMOUNT OF
                                                      DEBENTURES AT MATURITY
                                                     ---------------------------         NUMBER OF SHARES OF COMMON STOCK
                                                                                   -------------------------------------------
                                                     BENEFICIALLY   PERCENTAGE
                                                       OWNED AND        OF                                       OWNED AFTER
                                                        OFFERED     DEBENTURES       BENEFICIALLY     OFFERED         THE
              SELLING SECURITYHOLDERS                   HEREBY      OUTSTANDING        OWNED(1)        HEREBY     OFFERING(2)
-------------------------------------------------    ------------  -------------    --------------   ---------  --------------
Highbridge International LLC                          20,000,000        8.0%            919,540       919,540          -
McMahan Securities Co. L.P.                              178,000          *               8,183         8,183          -
UBS AG London F/B/O HFS                                5,000,000        2.0%            229,885       229,885          -

---------------------
*    Less than 1%.
(1) Assumes for each $1,000 in principal amount at maturity of debentures a maximum of 45.9770 shares of common stock could be received upon conversion.
(2) Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.

     In addition, the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus is hereby amended to delete the following:

Chrysler Corporation Master Retirement Trust             2,785,000      1.1%            128,045       128,045        -
Delta Air Lines Master Trust - CV                          675,000        *              31,034        31,034        -
Delta Pilots Disability & Survivorship Trust - CV          335,000        *              15,402        15,402        -
F.M. Kirby Foundation, Inc.                                800,000        *              36,781        36,781        -
International Truck & Engine Corporation                   375,000        *              17,241        17,241        -
  Non-Contributory Retirement Plan Trust
International Truck & Engine Corporation Retiree           205,000        *               9,425         9,425        -
  Health Benefit Trust
International Truck & Engine Corporation Retirement        395,000        *              18,160        18,160        -
  Plan for Salaried Employees Trust
Microsoft Corporation                                      695,000        *              31,954        31,954        -
Motion Picture Industry Health Plan - Active Member         85,000        *               3,908         3,908        -
  Fund
Motion Picture Industry Health Plan - Retiree               60,000        *               2,758         2,758        -
  Member Fund
OCM Convertible Trust                                    1,370,000        *              62,988        62,988        -
OCM Global Convertible Securities Fund                     100,000        *               4,597         4,597        -
Partner Reinsurance Company Ltd.                           590,000        *              27,126        27,126        -
Qwest Occupational Health Trust                            115,000        *               5,287         5,287        -
State Employees' Retirement Fund of the State of           800,000        *              36,781        36,781        -
  Delaware
The St. Paul Travelers Companies, Inc. - Commercial        685,000        *              31,494        31,494        -
  Lines
The St. Paul Travelers Companies, Inc. - Personal          455,000        *              20,919        20,919        -
  Lines
UnumProvident Corporation                                  255,000        *              11,724        11,724        -
Vanguard Convertible Securities Fund, Inc.              10,940,000      4.4%            502,988       502,988        -


     The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2 and this prospectus supplement no. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                             -----------------

     INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 14, 2005